As filed with to the Securities and Exchange Commission on July 7, 2020
Registration No. 333-239395
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMRYT PHARMA PLC
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)
England and Wales (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
Dept 920a 196 High Road, Wood Green,
London, United Kingdom, N22 8HH
Tel: +44 (0)20 3026 7257
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Boris Dolgonos Andrew L. Fabens Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000	Christopher Haynes Gibson, Dunn & Crutcher UK LLP Telephone House 2-4 Temple Avenue London, EC4Y 0HB United Kingdom Tel: +44 (0) 20-7071 4000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging Growth Company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Amryt Pharma plc is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form F-1 (Registration No. 333-239395) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibit 5.1, previously filed with the Registration Statement, and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 8 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in Amendment No. 1 to the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.	Indemnification of Directors and Officers.
To the extent permitted by law, pursuant to our Articles of Association, current and former members of the Company’s board of directors and its current and former officers shall be entitled to, and current and former directors and officers of certain affiliated companies may, at the discretion of the Company’s board of directors, be indemnified by the Company against all liabilities, costs, charges and expenses incurred by him or her in the execution and discharge of his or her duties to the Company and certain affiliated companies, including any liability incurred in defending any proceedings, civil or criminal, relating to the execution and discharge of his or her duties to the Company and certain affiliated companies.
However, pursuant to the Companies Act, no such indemnity shall extend to any liability attaching to a director in connection with any negligence, default, breach of duty or breach of trust in relation to the Company. This prohibition does not apply to “qualifying third party indemnities,” being indemnities provided against liability incurred by a director to a person other than the Company or an associated company (as defined in the Companies Act), except that no such qualifying third party indemnities can provide indemnification against:
(i)	any fine imposed in any criminal proceedings;
(ii)	any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising;
(iii)	any liability incurred in defending any criminal proceedings in which he or she is convicted and such conviction has become final;
(iv)	any liability incurred in defending any civil proceedings brought by the Company or any associated company in which a final judgment has been given against him or her; and
(v)
any liability incurred in connection with any application for relief under certain provisions of the Companies Act in which the court refuses to grant him or her relief and such refusal has become final.

In addition, the Company is not prevented from purchasing and maintaining for a director of the Company, or of an associated company, insurance against any such liability.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.	Recent Sales of Unregistered Securities.
Issuances of Capital Stock
•
On October 9, 2017, the registrant issued 66,477,651 ordinary shares (11,079,608 equivalent ordinary shares post the six for one share consolidation in July 2019) to certain new and existing investors for aggregate consideration of £13.3 million; and

•	On August 27, 2019, the registrant's predecessor agreed to issue 7,346,189 ordinary shares to certain new and existing investors for aggregate consideration of $8 million.

Options
Since May 1, 2017, the registrant (or its predecessor) has granted stock options to purchase an aggregate of 12,324,310 ordinary shares with exercise prices ranging from £0.7584 to £1.5528 per share, to certain employees, contractors and directors in connection with services provided to the registrant by such parties, as follows:
Grant Date	Number of options	Exercise price per share
May 25, 2017	55,572	£1.5528
July 12, 2017	98,563	£1.3500
September 12, 2017	31,909	£1.4250
September 19, 2017	88,210	£1.5000
November 28, 2017	719,415	£1.2072
May 21, 2019	1,115,241	£0.7584
November 5, 2019	10,215,400	£1.2150
Certain of these options have since lapsed. The number of options and exercise price per share in the table above have been adjusted to reflect the six-for-one share consolidation in July 2019.
Acquisition of Aegerion
On September 24, 2019, in connection with its acquisition (the “Acquisition”) of Aegerion Pharmaceuticals, Inc. (“Aegerion”), the registrant issued the following securities:
•
77,027,423 ordinary shares (including 48,739,975 ordinary shares represented by 9,747,995 American Depositary Shares) and 8,065,000 zero cost warrants to former creditors of Aegerion as consideration for the Acquisition;

•
27,541,944 ordinary shares (including 1,693,275 ordinary shares represented by 338,655 American Depositary Shares) and 5,911,722 zero cost warrants in connection with a $60 million equity offering to new and existing investors and former creditors of Aegerion;

•
$125 million aggregate principal amount of Convertible Notes due 2025 (convertible at initial rate of 386.75 ordinary shares for each $1,000 principal amount, which is subject to customary anti-dilution adjustments as well as adjustments following certain fundamental changes); and

•
Contingent Value Rights to holders of the registrant's ordinary shares and to employee option holders entitling them to proceeds of up to $85 million upon the occurrence of specified milestones related to the regulatory approval and commercialization of AP101.

On November 14, 2019, the registrant issued 4,864,656 zero cost warrants in exchange for an equivalent number of ordinary shares to holders who, on December 19, 2019, elected to exercise 1,645,105 warrants in exchange for 1,645,105 ordinary shares.
All of the foregoing issuances were made pursuant to exemptions from the registration requirements of the Securities Act, namely, outside of the United States pursuant to Regulation S, to U.S. entities pursuant to Section 4(a)(2) of the Securities Act or pursuant to Section 1145 of the Bankruptcy Reform Act of 1978.
Item 8.	Exhibits and Financial Statements.
(a)	Exhibits. The exhibits to this registration statement are listed in the Exhibit Index to this registration statement and incorporated herein by reference.
(b)
Financial Statement Schedules. None. Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 9.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Exhibit Description
2.1*	Plan Funding Agreement, dated May 20, 2019, between Amryt Pharma plc and Aegerion Pharmaceuticals, Inc.
2.2*	Share Purchase and Transfer Agreement, dated October 16, 2015, among Amryt Pharmaceuticals DAC, Software AG – Stiftung, Dr. Armin Schiffler and Birken AG
3.1*	Articles of Association of Amryt Pharma plc
4.1*	Deposit Agreement
4.1.1*	Form of amendment to Deposit Agreement
4.2*	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3*	Form of Zero Cost Warrant
5.1	Opinion of Gibson, Dunn & Crutcher UK LLP
10.1*	Debtor’s Modified First Amended Joint Chapter 11 Plan, dated August 29, 2019, of Aegerion Pharmaceuticals, Inc., et al.
10.2*
Restructuring Support Agreement, dated May 20, 2019, among Aegerion Pharmaceuticals, Inc. and each of its subsidiaries party thereto, Amryt Pharma plc, as plan investor, and Athyrium Opportunities II Acquisition LP, Athyrium Opportunities III Acquisition LP, Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P., Highbridge SCF Loan SPV, L.P., Whitebox Relative Value Partners, LP, Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, LP, Pandora Select Partners, LP, Nineteen77 Global Multi-Strategy Alpha Master Limited and Nineteen77 Global Convertible Bond Master Limited, as consenting lenders

10.3*
Backstop Agreement, dated July 10, 2019, among Amryt Pharma plc and Highbridge MSF International Ltd., Highbridge SCF Special Situations SPV, L.P., 1992 Tactical Credit Master Fund, L.P., Athyrium Opportunities II Acquisition, 2 LP, Athyrium Opportunities III Acquisition 2 LP, Whitebox Relative Value Partners, LP, Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, LP, Pandora Select Partners, LP, Nineteen77 Global Multi-Strategy Alpha Master Limited and Nineteen77 Global Convertible Bond Master Limited, as backstop parties

10.4*†
Registration Rights Agreement, dated September 25, 2019, among Amryt Pharma Holdings plc, Highbridge MSF International Ltd., Highbridge Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P., Athyrium Opportunities II Acquisition 2 LP and Athyrium Opportunities III Acquisition 2 LP

10.5*†
Senior Secured Credit Agreement, dated September 24, 2019, among Aegerion Pharmaceuticals, Inc., as borrower, Amryt Pharma Holdings plc, the lenders party thereto and Cantor Fitzgerald Securities as administrative agent and collateral agent for the lenders

10.6*†
Indenture, dated September 24, 2019, among Aegerion Pharmaceuticals, Inc., as issuer, Amryt Pharma Holdings plc, Amryt Pharma plc and the additional guarantors party thereto and GLAS Trust Company LLC, as the trustee, relating to the issuer’s 5.00% Convertible Senior Notes due 2025

10.7*†	License Agreement, effective as of March 14, 2018, between Amryt Genetics Limited and University College Dublin, National University of Ireland
10.8.1*
Patent License Agreement, effective as of May 19, 2006, between Aegerion Pharmaceuticals, Inc. and The Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 10.6 to Aegerion Pharmaceutical Inc.’s Registration Statement on Form S-1, as amended, filed with the SEC on August 10, 2010)

10.8.2*	First Amendment to Patent License Agreement, effective as of September 27, 2006, between Aegerion Pharmaceuticals, Inc. and The Trustees of the University of Pennsylvania (included in Exhibit 10.8.1)
10.9.1*
Asset Purchase Agreement, dated November 5, 2014, by and among Aegerion Pharmaceuticals, Inc., Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP (incorporated by reference to Exhibit 10.29 to Aegerion Pharmaceuticals, Inc.’s Amendment No. 1 to the Annual Report on Form 10-K, filed with the SEC on July 7, 2015)

Exhibit Number	Exhibit Description
10.9.2*
First Amendment to Asset Purchase Agreement, dated January 9, 2015, by and among Aegerion Pharmaceuticals, Inc., Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP (incorporated by reference to Exhibit 10.30 to Aegerion Pharmaceuticals, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 2, 2015)

10.10*
License Agreement, dated February 7, 2006, by and between Amgen Inc. and Amylin Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.32 to Aegerion Pharmaceuticals, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 2, 2015).

10.11.1*†	Contract Manufacturing Agreement, dated September 30, 2010, by and between Amylin Pharmaceuticals, Inc. and Sandoz GmbH
10.11.2*†	First Amendment, dated September 1, 2011, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Amylin Pharmaceuticals, Inc. and Sandoz GmbH
10.11.3*†	Amendment No. 2, dated December 18, 2012, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Amylin Pharmaceuticals, Inc. and Sandoz GmbH
10.11.4*	Amendment No. 3, dated July 8, 2013, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Amylin Pharmaceuticals, Inc. and Sandoz GmbH
10.11.5*	Amendment No. 4, dated June 23, 2014, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Amylin Pharmaceuticals, Inc. and Sandoz GmbH
10.11.6*†	Amendment No. 5, dated October 13, 2014, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Amylin Pharmaceuticals, Inc. and Sandoz GmbH
10.11.7*†	6th Amendment, dated June 1, 2017, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Aegerion Pharmaceuticals, Inc. and Sandoz GmbH
10.11.8*†	7th Amendment, dated August 1, 2017, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Aegerion Pharmaceuticals, Inc. and Sandoz GmbH
10.11.9*†	8th Amendment, dated April 30, 2019, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Aegerion Pharmaceuticals, Inc. and Sandoz GmbH
10.11.10*†	9th Amendment, dated February 11, 2020, to Contract Manufacturing Agreement, dated September 30, 2010, by and between Aegerion Pharmaceuticals, Inc. and Sandoz GmbH
10.12.1*†	Master Services Agreement, dated as of December 6, 2013 between Bristol-Meyers Squibb Company and Accredo Health Group, Inc.
10.12.2*	1st Amendment, dated January 9, 2014, to Master Services Agreement, dated as of December 6, 2013 between Bristol-Meyers Squibb Company and Accredo Health Group, Inc.
10.12.3*†	Second Amendment, dated June 1, 2014, to Master Services Agreement, dated as of December 6, 2013 between Astrazeneca Pharmaceuticals LP and Accredo Health Group, Inc.
10.12.4*	Third Amendment, dated June 20, 2016, to Master Services Agreement, dated as of December 6, 2013 between Aegerion Pharmaceuticals, Inc. and Accredo Health Group, Inc.
10.12.5*†	Fourth Amendment, dated October 19, 2017, to Master Services Agreement, dated as of December 6, 2013 between Aegerion Pharmaceuticals, Inc. and Accredo Health Group, Inc.
10.13*#	Amended Amryt Pharma plc Equity Incentive Plan
10.14*#	Amryt Pharma plc Equity Incentive Plan Sub-Plan for U.S. Participants
16.1*	Letter from BDO LLP
21.1*	List of Subsidiaries
23.1*	Consent of Grant Thornton with respect to financial statements of Amryt Pharma plc
23.2*	Consent of Deloitte & Touche, LLP with respect to financial statements of Aegerion Pharmaceuticals, Inc.
23.3	Consent of Gibson, Dunn & Crutcher UK LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page to the registration statement)
*	Filed previously.
†	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).
#	Indicates senior management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom on July 7, 2020.
AMRYT PHARMA PLC

By:	/s/ Rory P. Nealon
	Name:	Rory P. Nealon
	Title:	Chief Financial Officer and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on July 7, 2020 in the capacities indicated:
Name	Title

*	Chief Executive Officer and Director (Principal Executive Officer)
Dr. Joseph A. Wiley

*	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)
Rory P. Nealon

*	Chairman of the Board
Raymond T. Stratford

*	Director
Donald K. Stern

*	Director
Dr. Alain H. Munoz

*	Director
Dr. Patrick V.J.J. Vink

*	Director
Stephen T. Wills

*	Director
George P. Hampton, Jr.
*	/s/ Rory P. Nealon
Name: Rory P. Nealon
Title: Attorney-in-fact

SIGNATURE OF AUTHORIZED US REPRESENTATIVE OF REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Amryt Pharma plc has signed this registration statement on July 7, 2020.
By:	/s/ Donald Puglisi
	Name:	Donald Puglisi
	Title:	Authorized Representative in the United States